INSULET CORPORATION
2017 STOCK OPTION AND INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT
Cover Sheet

Insulet Corporation, a Delaware corporation (the “Company”), hereby grants an option (the “Option”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Stock”), to you, subject to the vesting and other conditions set forth below and in the attached Non-Qualified Stock Option Agreement (collectively, the “Agreement”) and in the Insulet Corporation 2017 Stock Option and Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares of Stock Covered by the Option:
Option Price per Share:	$
Vesting Schedule:

[Your Options shall vest as to 25% of the number of shares of Stock as set forth above on the first anniversary of the Grant Date and the remaining number of shares of Stock set forth above shall become vested and exercisable in 12 equal quarterly installments thereafter (each a “Vesting Date”), provided that you remain in continuous Service from the Grant Date until the applicable Vesting Date].

By electronically accepting this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which is contained in this website. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.
This is not a stock certificate or a negotiable instrument.

INSULET CORPORATION
2017 STOCK OPTION AND INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option
This Agreement evidences an award of an Option exercisable for that number of shares of Stock set forth on the cover sheet and subject to the terms and conditions set forth in this Agreement and in the Plan. This Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Transfer of Option
During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. Other than by will or the laws of descent and distribution, the Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Option.

Notwithstanding these restrictions on transfer, the Committee may authorize, in its sole discretion, the transfer of a vested Option (in whole or in part) to a member of your immediate family or a trust for the benefit of your immediate family.

Vesting and Exercisability
Your Option shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement.

Upon a Vesting Date, any fractional shares shall be rounded to the nearest whole share, but you cannot vest in more than the number of shares of Stock underlying the Options covered by this Agreement.

Except as otherwise provided in this Agreement, no additional portion of your Option shall vest after your Service has terminated for any reason.

Your Option is only exercisable before it expires and then only with respect to the vested portion of the Option.

Death, Disability and Termination in Connection with a Sale Event
If your Service is terminated (i) due to your death or Disability or (ii) by the Company without Cause [or by you for Good Reason in either case] [1] within 24 months after a Sale Event, your Option shall immediately become 100% vested and exercisable as of the date of such termination.

[For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; or (ii) a material reduction in your then current base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees; or (iii) the relocation of the Company offices at which you are principally employed to a location more than 30 miles from such offices. For purposes of clause (i) hereof, a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty. “Good Reason Process” shall mean: (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your Service Relationship within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.] [1]

Term
Your Option will expire in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described below.

Termination of Service – Forfeiture of Options
Unless the termination of your Service triggers accelerated vesting or other treatment of your Option pursuant to the terms of this Agreement, the Plan, or otherwise, you will automatically and immediately forfeit to the Company the unvested portion of your Option in the event your Service terminates for any reason.
If your Service is terminated for Cause, then you shall automatically and immediately forfeit to the Company your entire Option (both vested and unvested portions), and the Option shall automatically and immediately expire.

Termination of Service – Expiration of Vested Options
If your Service terminates for any reason, other than death, Disability, or Cause, then the vested portion of your Option will expire at the close of business at Company headquarters on the ninetieth (90th) day after your termination date.

If your Service terminates because of your death or Disability, or if you die during the ninety (90)-day period after your termination for any reason (other than Cause), then the vested portion of your Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for Disability. During that twelve (12)-month period, your estate or heirs may exercise the vested portion of your Option.

1 Applicable only for grants to Vice Presidents and above.

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan.

Notice of Exercise
The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than one hundred (100) shares, unless the number of vested shares purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and in this Agreement.

When you wish to exercise this Option, you must exercise in a manner required or permitted by the Committee. If someone else wants to exercise this Option after your death, that person must prove to the Committee’s satisfaction that he or she is entitled to do so.

Form of Payment
When you exercise your Option, you must include payment of the aggregate Option Price for the shares you are purchasing. Subject to any procedures established by the Company, payment may be made in one (or a combination) of the following forms:

•    By your delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes.

•    By your delivery of cash, a personal check, a cashier’s check, a money order, or another cash equivalent acceptable to the Company.

•    By the Company’s withholding a number of shares of Stock that would otherwise be issuable to you upon your exercise of your Option. The Fair Market Value of the shares as of the effective date of the Option exercise will be applied to the Option Price.

•    By your surrender of shares of Stock which are already owned by you, which are deemed surrendered by you pursuant to your attestation of ownership to the Company. The Fair Market Value of the shares as of the effective date of the Option exercise will be applied to the Option Price.

Evidence of Issuance
The issuance of the shares upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more Stock certificates.

Withholding
You agree as a condition of this Option that you shall, not later than the date as of which the exercise of this Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Company for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to you a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

Retention Rights
This Agreement does not give you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity. The Company and any Affiliates reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights
You, or your estate or heirs, do not have any of the rights of a stockholder with respect to the shares of Stock underlying the Option unless and until the shares of Stock underlying the Option have been issued upon exercise of your Option and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. Except as described in the Plan, no adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry is made).

Adjustments
In the event of a stock split, a stock dividend, or a similar change in the Company Stock, the number of shares of Stock covered by this Option shall be adjusted pursuant to the Plan.
Your Option shall be subject to the terms of the agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Clawback
This Option is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Law that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Law.
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Option earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan
The text of the Plan is incorporated into this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments, or negotiations concerning this Option are superseded; except that any written consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy
In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting the Option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Electronic Delivery
By accepting the Option, you consent to receive documents related to the Option by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A
The grant of the Option is intended to be exempt from or, to the extent subject thereto, to comply with Code Section 409A (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

By electronically accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.